EXHIBIT 99.2


[ASARCO LOGO]                               NEWS
                                            ASARCO Incorporated
                                            180 Maiden Lane
                                            New York, N.Y. 10038-4991



                                                 FOR IMMEDIATE RELEASE


     ASARCO SUES PHELPS DODGE SEEKING CLARIFICATION OF ANTITRUST ISSUES


                   SUIT SEEKS TO CLARIFY FOR SHAREHOLDERS
                     STATUS OF PHELPS DODGE'S PROPOSAL
                            UNDER ANTITRUST LAWS


               NEW YORK, N.Y., September 20, 1999 -- ASARCO Incorporated (NYSE: AR) today reported it has filed a complaint in Federal Court in Manhattan charging Phelps Dodge's unsolicited takeover attempt of Asarco and Cyprus Amax Minerals Company (NYSE: CYM) violates the U.S. antitrust laws. According to the complaint, Phelps Dodge's exchange offers are illegal and appropriate injunctive relief is sought. The lawsuit, moreover, seeks damages for Phelps Dodge's alleged wrongful interference with the Asarco Cyprus merger, and for unfair competition. The Asarco Cyprus merger is scheduled for a vote of each company's shareholders on September 30th.

               Francis R. McAllister, Chairman and Chief Executive Officer of Asarco, stated, "Phelps Dodge's exchange offer raises serious and substantial antitrust issues. Both Asarco and Cyprus Amax informed Phelps Dodge of their concerns about these issues right at the outset. Phelps Dodge has failed to respond to these issues, except to make unsupported statements that 'regulatory approvals can be obtained on a timely basis.' Such vague statements are totally unacceptable when the shareholders of Asarco and Cyprus Amax are being asked to forgo the value-creating two-way Asarco Cyprus merger -- which has already received antitrust clearance --in order to pursue the speculative possibility of a Phelps Dodge transaction. Accordingly, Asarco has decided to take further action to protect its shareholders and to stop Phelps Dodge from minimizing and concealing the antitrust exposure."

               "If Phelps Dodge had been sincere in its belief that its proposal has no antitrust problems, it would have made an early pre-merger notification under the Hart-Scott-Rodino Act and sought to respond forthrightly to any questions raised by the Justice Department. That is what both Asarco and Cyprus Amax did for the Asarco Cyprus merger. Based on our economic and legal reviews, we are convinced that Phelps Dodge's proposed three-way combination would create the very sort of market dominance that the nation's antitrust laws were enacted to prevent. The proposed Phelps Dodge three-way combination would have an estimated 80% of U.S. copper mining capacity, 58% of U.S. copper smelting capacity, 69% of U.S. copper refining capacity, 78% of U.S. commercial copper rod capacity, and 97% of U.S. SX/EW production capacity. This highly concentrated U.S. copper market dominance would also give Phelps Dodge the U.S. trading clout to influence copper premiums to their commercial and pricing advantage."

               Mr. McAllister noted, "Asarco and Cyprus initiated their transaction by signing a legally binding merger agreement. Only after Asarco and Cyprus signed a merger agreement did Phelps Dodge initiate action to disrupt the proposed merger including attempting to acquire either company. Through the launching of a proxy solicitation, questionable litigation tactics, and misleading public statements, Phelps Dodge has tried to coerce the directors of Asarco and Cyprus to abandon the Asarco Cyprus merger. And, in an attempt to intimidate shareholders from voting for the Asarco Cyprus merger, Phelps Dodge has asserted it will withdraw its offer if the merger agreement is approved. We believe these actions interfere with the legal agreement between Asarco and Cyprus."

               The complaint charges Phelps Dodge with antitrust violations including unlawful reductions of competition in the business of mining, smelting and refining copper, the business of producing copper rod, and the business of producing copper wire.


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FOR FURTHER INFORMATION:  Jerry W. Cooper (212) 510-1810, (212) 510-1835 (FAX);
Donald M. Noyes (212) 510-1813